Exhibit 99.47

Cord Blood America Posts Letter to Shareholders

LOS ANGELES, Calif.  June 12, 2007— Cord Blood America, Inc. (OTC Bulletin Board: CBAI), the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com) focused on bringing the life saving potential of stem cells to families nationwide and internationally, said today that a letter to shareholders from CEO Matthew Schissler has been posted on the Company's website. It follows in full:

Dear Fellow Shareholder:

Approaching the halfway point through 2007, I’d like to update you on the progress of CBAI.  There are both extraordinary accomplishments and some frustrations outlined in this letter. In my mind, the accomplishments far outweigh the frustrations.

I am 100% confident in the ability of CBAI to continue to grow, thrive and be a leader in the stem cell storage industry.  I am also extremely excited about the current and future prospects of the organization, and have never felt better about the direction of our Company.  My biggest frustration, which I will touch on, is every shareholder’s frustration, the stock price.

CBAI is very proud of its accomplishments.  We said we would continue to reduce our loss in 2007, and as of the 10-Q filing on June 8, 2007, our operational loss was down 145% year over year, while revenues were up 208%.  Our basic and diluted loss per share was halved.   That quarter also saw us report revenues of $1.7 million, the best ever, and a gross profit for the first three months of the year of almost $599,259, also the highest in our history.

In 2007, we promised shareholders that we would continue to be aggressive in seeking accretive acquisitions (there are two in early discussion now) that could add valuable assets to our customer base. CBAI’s recent acquisitions are well documented.  We are also growing organically in a more focused, less expensive way, by using a sales model tied to the health insurance provider channels.  We have assured shareholders that we are making every effort to become cash flow positive through such strategies as accretive assets, by reducing costs, and by focusing on strategic growth.

I’m often asked “what’s happening with the stock?”  It is extremely difficult for me, and I know for shareholders, to watch the stock price continue to go down.  No matter what good news we have released in the last 6 months, the buying pressure does not seem enough to compensate for the debt.  CBAI took on a lot of debt in 2005, in order to grow as rapidly as it did.  That debt helped us to become the fourth largest private cord blood stem cell company in the U.S.  It got us to this point.  In January of 2007, the registration statement CBAI filed on the debt became effective.   I can only speculate that the lenders are redeeming the debt.  This is a finite amount of debt, and we expect the lenders to have redeemed the full amount of the registered securities in the near future.

Moreover, CBAI continues to focus on running on its own cash flow, and using monetary debt, not convertible debt, to finance any new acquisitions.  I can only say that our every effort is to build a company that our shareholders will deem valuable. I have to believe that if we are able to post an extraordinary track record, the stock price will reflect our achievements.

As mentioned before and in our corporate presentations, we are a leader in the micro-cap stem cell consumer storage sector in the categories of revenues, gross profit, year-over-year growth and reduction of losses.

 I hope our current, and prospective, shareholders recognize our ambitions and dedication.

Thank you.

Matthew L. Schissler, CEO

About Cord Blood America

Cord Blood America (OTC Bulletin Board: CBAI) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.corcell.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT: Paul Knopick E & E Communications 949/707-5365 pknopick@eandecommunications.com

SOURCE Cord Blood America, Inc.